Exhibit 99.5

FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS

OF AMPLITECH GROUP, INC.

8,000,000 Units

Offered Pursuant to Unit Subscription Rights

Distributed to Stockholders and Certain Eligible Warrantholders

of Amplitech Group, Inc.

October 30, 2025

To Our Clients:

Enclosed for your consideration are (i) a prospectus supplement, dated October 30, 2025 (the “Prospectus Supplement”) and the base prospectus dated August 4, 2025 (together with the Prospectus Supplement, the “Prospectus”), (ii) “Instructions as to Use of Amplitech Group, Inc. Transferable Unit Subscription Rights” and (iii) “Instructions as to Use of Amplitech Group, Inc. Transferable Series Rights Certificates” relating to the rights offering being conducted by Amplitech Group, Inc., a Nevada corporation (the “Company”), of transferable subscription rights (the “Unit Subscription Rights”), entitling holders to purchase Units consisting of one share of common stock, one Series A right (each, a “Series A Right”) and one series B right (each, a “Series B Right” and, collectively with Series A Right, the “Series Rights”) at a subscription price equal to $4.00 (the “Unit Subscription Price”). The Unit Subscription Rights will expire if not exercised prior to 5:00 p.m., Eastern time, on December 10, 2025, unless the Company extends or terminates the Unit Subscription Right offering.

The Series Rights will be issued at the closing of the rights offering which will occur after the expiration date of the Unit Subscription Right offering. The Series Rights are exercisable commencing on their date of issuance at an exercise price equal to, (i) in the case of a Series A Right, $5.00, and (ii) in the case of a Series B Right, $6.00. The Series A Rights and Series B Rights may be exercised commencing on their date of issuance and continuing, respectively, through July 18, 2026, and November 20, 2026.

As described in the Prospectus, each holder of common stock will receive two Unit Subscription Rights. Each Unit Subscription Right entitles holders of common stock and eligible warrants as of the record date of 5:00 p.m., Eastern time, on November 10, 2025 (the “Record Date”), a basic subscription right, which will allow holders to purchase one unit (“Unit”) for each share of common stock beneficially owned by such holder, and an oversubscription privilege which will be exercisable only if holder exercises his or her basic subscription right in full. The oversubscription privilege will entitle holders to purchase additional Units for which other rights holders do not subscribe for subject to potential pro-rata adjustments.

You will be required to submit payment in full to the escrow agent for all the Units you wish to buy in the rights offering. If you wish to maximize the number of Units you may purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the estimated Unit Subscription Price for the maximum number of Units available to you, assuming that no shareholder other than you has purchased any Units pursuant to the basic subscription rights and oversubscription privilege. The Company will eliminate fractional Units resulting from the exercise of the oversubscription privilege by rounding down to the nearest whole number, with the total subscription payment being adjusted accordingly. Any excess subscription payments received will be promptly returned, without interest or penalty.

The maximum number of our Units available for issuance in the rights offering is 8,000,000 Units, and the maximum number of shares issuable in the rights offering is 24,000,000 shares of Common Stock, which includes up to 8,000,000 shares of Common Stock issuable upon exercise of each of the Series Rights. Due to the maximum of 8,000,000 Units in the aggregate issuable pursuant to Unit Subscription Rights, basic subscription rights may be pro-rated based on the number of basic subscription rights subscribed for and subscribers that are not issued many Unit Subscription Rights or do not subscribe for many Units pursuant to the basic subscription right may not receive any Units.

The Company can provide no assurances that you will actually be entitled to purchase the number of Units subscribed for pursuant to the exercise of your oversubscription privilege in full at the expiration of the Unit Subscription Rights offering. Subject to the ownership limitation described above, the Company will seek to honor the oversubscription requests in full. If oversubscription requests exceed the number of Units available, however, the Company will allocate the available Units pro rata among the rights holders in proportion to the number of oversubscription Units for which they have subscribed. Vstock Transfer, LLC, which will act as the subscription agent for the rights offering, will determine the oversubscription allocation. To the extent the actual number of unsubscribed Units available to the holder pursuant to the oversubscription privilege is less than the amount actually paid for in connection with the exercise of the oversubscription privilege, the holder will be allocated only the number of unsubscribed Units available to the holder, and any excess subscription payment will be promptly returned to the holder, without interest or penalty, after the expiration of the rights offering.

The Unit Subscription Rights are evidenced by a Transferable Unit Subscription Rights Certificate issued to the shareholder of record and will cease to have any value after the expiration of the Unit Subscription Rights. Each of the Series Rights will be evidenced by a Transferrable Series Right Certificate issued to stockholders who exercised their Unit Subscription Rights and will cease to have any value after the applicable expiration date for each Series Right.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY THE COMPANY IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE UNIT SUBSCRIPTION RIGHTS AND SERIES RIGHTS MAY BE EXERCISED ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus and whether you wish us to exercise the Series Rights. However, we urge you to read all the documents carefully before instructing us to exercise your Unit Subscription Rights and/or Series Rights.

If you wish to have us, on your behalf, exercise the Unit Subscription Rights for Units or Series Rights for shares of common stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form.

Your Beneficial Owner Election Form to us should be forwarded as promptly as possible in order to permit us to exercise your Unit Subscription Rights or Series Right on your behalf in accordance with the provisions of the rights offering. The rights offering will expire on December 10, 2025 and the Series Rights will expire thereafter on each of their respective expiration dates. Please contact us for our deadline with respect to your submission of the Beneficial Owner Election Form. Once you have exercised your Unit Subscription Rights or Series Rights, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your Unit Subscription Rights or Series Rights.

Additional copies of the enclosed materials may be obtained from MacKenzie Partners, Inc., the Information Agent, by telephone at (212) 929-5500 (bankers and brokers) or (800) 322-2885 (all others) or by email at AMPG@mackenziepartners.com. Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.